Exhibit 10.1
EMPLOYMENT AGREEMENT
          THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and is effective as of July 5, 2006, (the “Effective Date”) by New Horizons Worldwide, Inc., a Delaware corporation (the “Employer”), and Mark A. Miller, an individual (the “Executive”).
RECITALS
          A. The Employer desires to engage the Executive’s services as the President and Chief Executive Officer of the Employer and the Executive wishes to accept such employment upon the terms and conditions set forth herein including, without limitation, the covenants and agreements of the Executive set forth in Sections 7 and 8 hereof.
          B. Based upon inducements described in this Agreement, the Executive intends to forego other employment-related opportunities and desires to be employed as an employee of the Employer.
AGREEMENT
          In consideration of the foregoing and the mutual promises and covenants set forth herein, the parties, intending to be legally bound, agree as follows:
     1. Definitions.
          For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.
          “Affiliate(s)” — any Person directly or indirectly controlled by, or under common control with, the Employer or any other referenced Person.
          “Agreement” — this Employment Agreement, including any Exhibits hereto, as amended from time to time.
          “Annual Performance Bonus” — as described in Section 3.3.
          “Benefits” — as described in Section 3.1(b).
          “Board of Directors” — the Board of Directors of the Employer.
          “Cause” — any of the following which occur during the Employment Period: (i) any fraud, misappropriation or embezzlement by the Executive in connection with the business of the Employer or any Affiliate; (ii) any act of gross negligence, gross corporate waste or extreme disloyalty by the Executive with respect to, or the commission of any intentional tort by the Executive against, the Employer or any Affiliate; (iii) any conviction of or nolo contendere plea to a felony or a first degree misdemeanor by the Executive that has or can reasonably be expected to have a material detrimental effect on the Employer or any Affiliate; (iv) repeated absenteeism (other than medical leave, disability leave or other approved absence), illegal drug use or excessive alcohol consumption by the Executive; (v) any gross neglect or persistent neglect by the Executive to perform the duties of his employment, provided that the Executive shall first have received a written notice which sets forth in reasonable detail the manner in which the Executive has grossly or persistently neglected such duties and shall have failed to cure the same within a period of 30 days after such notice is given unless the same cannot reasonably be cured within said 30-day period, in which event the Executive shall have up to an additional 90 days to cure the same so long as the Executive is diligently seeking to cure the same, and provided, further, that the Employer shall not be required to give written notice of, nor shall the Executive have a period to cure, the same or any similar gross neglect or persistent neglect as to which the Employer shall have previously given written notice and which the Executive shall have previously cured; (vi) any public conduct by the Executive that has or can reasonably be expected to have a material detrimental effect on the Employer or any Affiliate and which cannot be substantially cured by Executive within a period of thirty (30) days; or (vii) any voluntary resignation or other termination of employment effected by the Executive under circumstances in which the Employer could effect such termination as a result of any of the foregoing.
          “Change of Control” — the occurrence of any of the following events: (i) an acquisition (other than directly from Employer) of any voting securities of the Employer (the “Voting Securities”) by any “person” or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) other than an employee benefit plan of Employer, immediately after which such Person of Group has “Beneficial Ownership” (within the meaning of Rule 13d3 under the Exchange Act) of more than fifty percent (50%) of the combined voting power of Employer’s then outstanding Voting Securities; (ii) within any 12 month period, the individuals who were directors of the Employer as of August 1, 2006 (the “Incumbent Directors”) ceasing for any reason other than death, disability or retirement to constitute at least a majority of the Board of Directors, provided that any director who was not a director as of the date the Board of Directors approved this Agreement shall be deemed to be an Incumbent Director if such director was appointed or nominated for election to the Board of Directors by, or on the recommendation or approval of, at least a majority of directors who then qualified as Incumbent Directors, provided further that any director appointed or nominated to the Board of Directors to avoid or settle a threatened or actual proxy contest shall in no event be deemed to be an Incumbent Director; (iii) consummation of a merger, consolidation, or reorganization involving Employer that results in the stockholders of Employer immediately before such merger, consolidation or reorganization owning, directly or indirectly, immediately following such merger, consolidation or reorganization, less than fifty percent (50%) of the combined voting power of the corporation which survives such transaction as the ultimate parent entity; or (iv) a sale of all or substantially all of the assets of Company. Notwithstanding the foregoing, a “Change of Control” shall not include any transaction or series of related transactions pursuant to which Camden Partners Strategic Fund III, L.P., Camden Partners Strategic Fund III-A, L.P., or any of their respective Affiliates increases its individual or collective direct or indirect ownership of the Company
          “Code” — the Internal Revenue Code of 1986, as amended.

          “Compensation” — Salary, Benefits, Guaranteed Bonus, and Annual Performance Bonus.
          “Compensation Committee” — the Compensation Committee of the Board of Directors.
          “Confidential Information” — information of any type, not generally known, about the business, processes, services, products, suppliers, customers, decisions, or plans of the Employer, any Affiliate or any customer thereof (regardless of whether a confidentiality agreement with such customer has been executed), which is used or useful in the conduct of the business of the Employer or an Affiliate or which confers or tends to confer a competitive advantage over one who does not possess such information. Such information includes, but is not limited to: designs, processes, procedures, formulae and improvements; information relating to trade secrets, know-how, research, development, design, engineering, quality control or service techniques; information about existing, new or envisioned products, processes or services, their development or performance; information relating to quotation, purchasing, accounting, sales, marketing, or pricing, including financial or business planning information, financial statements and forecasts, business plans, product pricing information and customer and supplier lists; marketing programs and methods; and computer software and programs (including object code and source code).
          “Conflicts of Interest” — any activity which creates a conflict between the personal interests of the Executive and the interests of the Employer or an Affiliate, including, but not limited to: (i) owning a financial interest in any Person which does business with the Employer or an Affiliate (except where such interest consists of ownership of securities in a publicly owned corporation); (ii) rendering services to any Person which does business with the Employer or an Affiliate; (iii) accepting gifts (of more than token value), loans (other than from established financial institutions), excessive entertainment, or other substantial favors from any Person which does business or is seeking to do business with the Employer or an Affiliate; (iv) representing the Employer or an Affiliate in any transaction in which the Executive has a substantial interest; (v) using Confidential Information for personal gain; (vi) competing with the Employer or an Affiliate, directly or indirectly, in the purchase or sale of property, products, or services; and (vii) transacting personal business with any Person so as to cause such Person to believe it is dealing with the Employer or an Affiliate rather than the Executive as an individual.
          “Disability” — as defined in Section 6.3.
          “Effective Date” — July 5, 2006.
          “Employee Invention” — any idea, invention, technique, modification, process, or improvement (whether patentable or not), and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by the Executive, either solely or in conjunction with others, during the Employment Period, or a period that includes a portion of the Employment Period, that directly relates to the Executive’s duties or the business then being conducted or proposed to be conducted by the Employer, and any such item created by the Executive, either solely or in conjunction with others, following termination of the Executive’s employment with the Employer, that is based upon or uses Confidential Information; provided, however, that any item so created by the Executive that is based upon or uses Confidential Information that the Executive demonstrates was or became generally available to the public, other than as a result of a disclosure by the Executive, will not be deemed to be an Employee Invention for any purposes.
          “Employer” — New Horizons Worldwide, Inc., including its successors and assigns.
          “Employment Period” — the period of the Executive’s employment under this Agreement.
          “Franchisee” — the franchises of New Horizons Franchising Group, Inc., an Affiliate of the Employer, and its successors and assigns.
          “Good Reason” — as defined in Section 6.1(d).
          “Guaranteed Bonus” — as defined in Section 3.2.
          “Initial Contract Period” — as defined in Section 2.2.
          “Noncompetition Period” — the period of time equal to the Employment Period, plus one (1) year from the date of the Executive’s termination of employment with the Employer and all Affiliates.
          “Person” — any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.
          “Proprietary Items” — as defined in Section 7.2(a)(iv).
          “Related Agreements” means any stock option or other equity based agreement(s) by and between the Executive and the Employer or an Affiliate of the Employer.
          “Salary” — as defined in Section 3.1(a).
          “Subsequent Contract Period(s)” — as defined in Section 2.2.
     2. Employment Term and Duties.
          2.1 Employment. The Employer hereby employs the Executive, effective as of the Effective Date, and the Executive shall accept employment by the Employer, as of the Effective Date, upon the terms and conditions set forth in this Agreement.
          2.2 Term. Subject to the provisions of Section 6, Executive’s employment under this Agreement shall commence on the Effective Date and continue until terminated pursuant to the terms hereof. The period commencing on the Effective Date and ending December 31, 2006 is herein referred to as the “Initial Contract Period” and each of the calendar years thereafter are herein referred to separately as a “Subsequent Contract Period” or collectively as the “Subsequent Contract Periods.”
          2.3 Duties. The Executive will have such duties as are assigned or delegated to the Executive by the Board of Directors of the Employer and will serve as the Chief Executive Officer of the Employer commencing on the Effective Date and as President commencing on the earlier of August 1, 2006 or the effective date of Thomas J. Bresnan’s resignation as President. The Executive will devote his entire business time, attention, skill, and energy exclusively to the business of the Employer and its Affiliates, as the case may be, will use his best efforts to promote the success of the such business, and will cooperate fully with the Board of Directors of Employer, as the case may be, in the advancement of the best interests of the Employer and its Affiliates. Notwithstanding the foregoing, Executive shall be permitted to continue to serve in those fiduciary positions which he currently holds and which he has disclosed in writing to the Chairman of the Board of Directors of the Employer. In addition, at all times during the Employment Period, the Executive shall be nominated for election as a member of the Board of Directors of the Employer.
     3. Compensation.
          3.1 Basic Compensation.
               (a) Salary. The Executive will be paid a salary at an annualized rate of $335,000.00 per year, subject to the provisions of Section 6, and as may be increased as provided below (the “Salary”). The Salary will be payable in equal periodic installments according to the Employer’s customary payroll practices, but not less frequently than monthly. The Salary will be reviewed by the Board of Directors or Compensation Committee of the Employer not later than June 1, 2007, and not less frequently than annually thereafter prior to the commencement of each Subsequent Contract Period. Any increase in the Salary shall be made by, and at the sole discretion and approval of, the Board of Directors or Compensation Committee.
               (b) Benefits. The Executive will be entitled to participate in such pension, deferred compensation, profit sharing, bonus, life insurance, hospitalization and medical and dental plans or insurance coverage, disability, and other employee benefit plans, programs and policies of the Employer which are made available to the executive officers of the Employer on or after the Effective Date (collectively, “Plans”) if and to the extent that such Plans are or remain in effect and the Executive is eligible under the terms thereof. All of the plans, agreements, and undertakings of Employer set forth above are herein collectively referred to as the “Benefits.” Any Benefits hereunder shall be subject to such local, state or federal tax reporting requirements as may be in effect at any time during the Employment Period. In addition, following the establishment of the Office of the President as hereinafter provided, Employer shall provide Executive with an automobile allowance for all costs associated with the use and operation of such automobile in the amount of One Thousand Dollars ($1,000) per month.

          3.2 Initial Contract Period Bonus. The Executive shall be paid not less than a $75,000 bonus (the “Guaranteed Bonus”) for the initial development of the Employer’s new business strategy and achievement of other objectives as determined by the Board of Directors or Compensation Committee in consultation with the Executive. Any bonus in excess of the Guaranteed Bonus shall be payable at the sole discretion of the Board of Directors or Compensation Committee. The Guaranteed Bonus (and any additional bonus) shall be paid by the Employer to the Executive not later than February 28, 2007.
          3.3 Annual Performance Bonus.
               (a) Determination. As additional incentive compensation for the services to be rendered by the Executive pursuant to this Agreement, beginning with the first Subsequent Contract Period, the Executive shall be eligible each year during the Employment Period to receive a bonus (the “Annual Performance Bonus”). The Annual Performance Bonus, if any, will be based upon performance during that year against one or more quantitative financial goals for the Employer and/or its Affiliates. All such goals and the weight to be given to each in determining the Executive’s Annual Performance Bonus shall be determined by the Board of Directors or Compensation Committee of the Employer in consultation with the Executive. The determination of the Executive’s achievement of such goals shall be made by the Board of Directors or Compensation Committee in its good faith discretion, and any such determination shall be final and binding on the Executive. It is understood and agreed that if the goal for determination of the Annual Performance Bonus is fully satisfied, or if the goals for such determination are fully satisfied on the agreed weighted average basis, then the amount of such bonus shall not be less than one hundred percent (100%) of the Executive’s then current Salary. Opportunities for an Annual Performance Bonus less than the foregoing parameter amounts (i.e., less than one hundred percent (100%) of the Executive’s then current Salary) shall be determined by the Board of Directors or Compensation Committee in consultation with the Executive at the time the goal(s) for the year are established.
               (b) Payment. Notwithstanding anything to the contrary herein, in order to receive any Annual Performance Bonus with respect to a given year, the Executive must be employed by the Employer (or any of its Affiliates) through the month of December of that year. Any Annual Performance Bonus that is to be paid to the Executive hereunder shall be paid not later than the first to occur of either (i) the date of receipt by Employer of audited financial statements for the year to which the Annual Performance Bonus relates or (ii) March 31 of the year following the year to which the Annual Performance Bonus relates.
     4. Expenses. The Employer will pay or reimburse the Executive for reasonable business expenses incurred by him on behalf of the Employer or an Affiliate in the performance of his duties, provided that the Executive furnishes the Employer with such documentation as the Employer may reasonably request, including such documentation as may be required by the Code or the regulations thereunder.
     5. Relocation and Other Expenses. In order to facilitate the Executive’s immediate start and ability to spend the necessary time at the Employer’s headquarters in Orange County, California, and his acceptance of employment with the Employer upon the terms and conditions set forth herein, the Employer agrees to pay or reimburse the Executive for the expenses set forth on Exhibit A, provided that the Executive furnishes the Employer documentation of such expenses reasonably satisfactory to the Employer and as may be required by the Code or the regulations thereunder. Prior to July 5, 2007, the Employer shall establish an office for the Executive and other personnel of Employer and/or its Affiliates as hereinafter determined at a mutually agreed upon location in the mid-Atlantic region of the United States (the “Office of the President”).
     6. Termination.
          6.1 Events of Termination.
               (a) Death; Disability. In the event of the Executive’s death or Disability, his employment with the Employer shall be deemed terminated as of the end of the thirty (30) day period after which such death or Disability occurs, and all rights, duties and obligations of the parties hereunder shall thereupon cease, except for the Executive’s obligations under Section 7 and Section 8 hereof (in the case of a termination due to Disability), and the Employer’s obligations under Sections 6.2(a) hereof.
               (b) By the Employer for Cause. The Executive’s employment with the Employer may be terminated at the option of and by written notice from the Employer if the Board of Directors finds Cause for termination. Upon any such termination all rights, obligations and duties of the parties hereunder shall immediately cease (including, but not limited to, the payment by the Employer of all Compensation), except for the Executive’s obligations under Section 7 and Section 8 hereof.
               (c) By the Employer Without Cause. The Employer may also terminate the Executive’s employment at any time upon not less than thirty (30) days advance written notice without Cause. Upon expiration of such notice period all rights, obligations and duties of the parties hereunder shall immediately cease, except for the Executive’s obligations under Section 7 and Section 8 hereof and the Employer’s obligations under Section 6.2(b).
               (d) By the Executive For Good Reason. Executive may terminate his employment hereunder at any time for Good Reason upon not less than thirty (30) days advance written notice to the Employer. For purposes of this Agreement, “Good Reason” shall mean (i) a material reduction in the position or responsibilities of the Executive including but not limited to a failure of Executive to be elected to the Board of Directors of Employer on or before August 1, 2006; (ii) a reduction in the compensation or material reduction in the benefits of Executive; (iii) a substantial failure of Employer to perform any material provision of this Agreement, provided that the Employer shall first have received a written notice which sets forth in reasonable detail the manner in which the Employer has substantially failed to perform such provision and shall have failed to cure the same within a period of 30 days after such notice is given unless the same cannot reasonably be cured within said 30-day period, in which event the company shall have up to an additional 90 days to cure the same so long as the Employer is diligently seeking to cure the same, and provided, further, that the Executive shall not be required to give written notice of, nor shall the Employer have a period to cure, the same or any similar substantial failure of performance as to which the Executive shall have previously given written notice and which the Employer shall have previously cured;; or (iv) failure by Employer to relocate the office of the

President as provided in Section 5 above or a further relocation of the Office of the President to a distance of more than seventy-five (75) miles from its relocation as provided in Section 5 above, unless such relocation results in Employer’s executive offices being closer to Executive’s then primary residence or does not substantially increase the average commuting time of Executive.
               (e) By the Executive Without Good Reason. The Executive may terminate his employment with the Employer without Good Reason upon not less than thirty (30) days advance written notice to the Employer, provided, however, that after the receipt of such notice, the Employer may, in its discretion, accelerate the effective date of such termination at any time by written notice to the Executive. Upon the effective date of any such termination, all rights, obligations and duties of the parties hereunder shall immediately cease, except for the Executive’s obligations under Section 7 and Section 8.
               (f) By the Executive Upon a Change of Control. The Executive shall be deemed to have elected to terminate his employment, and the Employment Period shall end, upon a Change of Control, unless the Executive provides written notice to the contrary to the Employer in advance of or commensurate with the Change of Control.
          6.2 Termination Pay. Effective upon the termination of the Employment Period, the Employer will be obligated to pay the Executive (or, in the event of his death, his designated beneficiary) only such compensation as is provided in this Section 6.2. For purposes of this Section 6.2, the Executive’s designated beneficiary will be such individual beneficiary or trust, located at such address, as the Executive may designate by notice to the Employer from time to time or, if the Executive fails to give notice to the Employer of such a beneficiary, the Executive’s estate.
               (a) Termination by Death or Disability. If the Employment Period is terminated as a result of the Executive’s death or Disability, the Employer will pay to the Executive’s designated beneficiary the Executive’s Salary for the thirty (30 day period after which the death or Disability (as determined under Section 6.3) occurred.
               (b) Termination by the Employer Without Cause or by Executive for Good Reason. If the Employer terminates the Executive’s employment without Cause or if Executive terminates his employment for Good Reason, the Employer will continue to pay the Executive his Salary and provide or reimburse the Executive for medical, eye care and dental insurance comparable to that by which the Executive was covered at the date of termination for a period of twelve (12) months.
               (c) Termination upon a Change of Control. If the Executive’s employment is terminated upon a Change of Control pursuant to Section 6.1(f), and the total consideration paid in connection with the transaction, or the fair market value of the Employer in the event of a Change of Control described in clause (ii) in the definition of “Change of Control” set forth in Section 1, is less than twenty-five million dollars ($25,000,000), the Employer will pay the Executive a lump sum payment equal to twelve (12) months Salary plus an amount equal to the most currently paid Annual Performance Bonus, or, if Executive has not been employed by Employer long enough for an Annual Performance Bonus to have been calculated, an amount equal to one year of Annual Salary, and will continue to provide or reimburse the Executive for medical, eye care and dental insurance comparable to that by which the Executive was covered at the date of termination for a period of twelve (12) months. If the Executive’s employment is terminated upon a Change of Control pursuant to Section 6.1(f), and the total consideration paid in connection with the transaction, or the fair market value of the Employer in the event of a Change of Control described in clause (ii) in the definition of “Change of Control” set forth in Section 1, is equal to or greater than twenty-five million dollars ($25,000,000), the Employer will pay the Executive a lump sum payment equal to twenty-four (24) months Salary plus an amount equal to the two most currently paid Annual Performance Bonuses, or, if Executive has not been employed by Employer long enough for two Annual Performance Bonuses to have been calculated, plus an amount equal to two additional years annual Salary, and will continue to provide or reimburse the Executive for medical, eye care and dental insurance comparable to that by which the Executive was covered at the date of termination for a period of twenty-four (24) months. Regardless of the amount of the total consideration paid or the fair market value of the Employer, as the case may be, the Employer will pay for career transition services for Executive at a provider of Executive’s choice, the cost of which will not exceed twenty-five thousand dollars ($25,000).
               (d) Termination by the Executive Without Good Reason. If the Executive terminates his employment without Good Reason, then, regardless of whether the Employer accelerates the effective date of such termination (as contemplated by Section 6.1(e) above), the Employer shall continue to pay to the Executive his Salary, in accordance with normal payroll practices, to and through the expiration of the notice period that is required by Section 6.1(e) and was provided by the Executive with respect to his termination.
          6.3 Determination of Disability. For purposes of this Agreement, “Disability” shall mean any physical or mental impairment (i) because of which the Executive is unable to perform the principal duties of his employment for a period of at least 120 consecutive days or for 180 days during any twelve (12) month period, or (ii) which, in the judgment of the Board of Directors based on a written certification of a physician (reasonably acceptable to Employer and Executive or Executive’s personal representative) renders the Executive incapable of performing the principal duties of his employment. The determination of the medical doctor selected under this Section 6.3 will be binding on both parties. The Executive must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this Section 6.3, and the Executive hereby authorizes the disclosure and release to the Employer of such determination and all supporting medical records. If the Executive is not legally competent, the Executive’s legal guardian or duly authorized attorney-in-fact will act in the Executive’s stead for the purposes of selecting the medical doctor, submitting the Executive to the examinations, and providing the authorization of disclosure as required under this Section 6.3 If Employer and Executive (or Executive’s representative) are unable to agree upon an acceptable physician, then the determination of Disability shall be made by the majority vote of a panel of three (3) physicians, one selected by Employer, one by Executive (or Executive’s representative) and the third selected by the first two.

     7. Confidentiality; Employee Inventions.
          7.1 Acknowledgments by the Executive. The Executive acknowledges that (i) during the Employment Period and as a part of his employment, the Executive will be afforded access to Confidential Information; (ii) public disclosure of such Confidential Information could have an adverse effect on the Employer or an Affiliate and its or their business; (iii) since the Executive possesses substantial expertise and skill with respect to the Employer’s business, the Employer desires to obtain exclusive ownership of each Employee Invention, and the Employer will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each Employee Invention; (iv) the Compensation provided to Executive hereunder constitutes good and sufficient additional consideration for the Executive’s agreements and covenants in this Section 7; and (v) the provisions of this Section 7 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide the Employer with exclusive ownership of all Employee Inventions.
          7.2 Covenants of the Executive. In consideration of the Compensation to be paid or provided to the Executive by the Employer under this Agreement, the Executive covenants as follows:
               (a) Confidentiality.
                    (i) During and at all times following the Employment Period the Executive will hold in confidence the Confidential Information and will not disclose it to any person or use it for any purpose except with the specific prior written consent of the Employer or except as otherwise expressly permitted by the terms of this Agreement.
                    (ii) Any trade secrets of the Employer or an Affiliate will be entitled to all of the protections and benefits under applicable trade secret laws. If any information that the Employer deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Executive hereby waives any requirement that the Employer or an Affiliate submit proof of the economic value of any trade secret or post a bond or other security.
                    (iii) None of the foregoing obligations and restrictions applies to any part of the Confidential Information (A) that the Executive demonstrates was or became generally available to the public other than as a result of a disclosure by the Executive, or (B) that is required to be disclosed by law, provided that the Executive shall consult with the Employer concerning such disclosure in advance and cooperate with any reasonable protective measures sought by the Employer.
                    (iv) The Executive will not remove from the Employer’s (or any Affiliate’s) premises (except to the extent such removal is for purposes of the performance of the Executive’s duties at home or while traveling, or except as otherwise specifically authorized by the Employer) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the “Proprietary Items”). The Executive recognizes that, as between the Employer (or an Affiliate)

and the Executive, all of the Proprietary Items, whether or not developed by the Executive, are the exclusive property of the Employer (or the applicable Affiliate). Upon termination of this Agreement by either party, the Executive will return to the Employer (or the applicable Affiliate) all of the Proprietary Items in the Executive’s possession or subject to the Executive’s control, and the Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.
               (b) Employee Inventions. Each Employee Invention will belong exclusively to the Employer (or the applicable Affiliate). The Executive acknowledges that all of the Executive’s writing, works of authorship, and other Employee Inventions are works made for hire and the property of the Employer (or the applicable Affiliate), including any copyrights, patents, or other intellectual property rights pertaining thereto. If it is determined that any such works are not works made for hire, the Executive hereby assigns to the Employer (or the applicable Affiliate) all of the Executive’s right, title, and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such Employee Inventions. The Executive covenants that he will promptly:
                    (i) disclose to the Employer in writing any Employee Invention;
                    (ii) assign to the Employer or to a party designated by the Employer, at the Employer’s request and without additional compensation, all of the Executive’s right to the Employee Invention for the United States and all foreign jurisdictions;
                    (iii) execute and deliver to the Employer such applications, assignments, and other documents as the Employer may request in order to apply for and obtain patents or other registrations with respect to any Employee Invention in the United States and any foreign jurisdictions;
                    (iv) sign all other papers necessary to carry out the above obligations; and
                    (v) give testimony and render any other assistance, in support of the Employer’s (or the applicable Affiliate’s) rights to any Employee Invention.
          7.3 Disputes or Controversies. The Executive recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Employer, the Executive, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by written agreement among them.
     8. Non-Competition, Non-Solicitation and Non-Interference; Conflicts of Interest.
          8.1 Acknowledgments By the Executive. The Executive acknowledges that: (a) the services to be performed by him under this Agreement are of a special, unique and unusual character; and (b) the Compensation provided to the Executive hereunder, together with the consideration provided to the Executive under the Related Agreements, constitute good and sufficient additional consideration for the Executive’s agreements and covenants in this Section 8; and (c) the provisions of this Section 8 are reasonable and necessary to protect the Employer’s business.
          8.2 Covenants of the Executive. In consideration of the acknowledgments by the Executive, and in consideration of the Compensation to be paid or provided to the Executive by the Employer, the Executive covenants that he will not, directly or indirectly:
               (a) during the Noncompetition Period, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend the Executive’s name or any similar name to, lend Executive’s credit to or render services or advice to, any business whose activities compete in whole or in part with the activities of the Employer, an Affiliate or a Franchisee within those geographical areas in which the Employer, Affiliate or Franchisee performed or performs such services (any of the foregoing a “Competitive Business”); provided, however, that the Executive may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any Competitive Business (but without otherwise participating in the activities of such Competitive Business) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934; or
               (b) whether for the Executive’s own account or the account of any other person (i) at any time during the Noncompetition Period, solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any Person who is or was an employee of the Employer, an Affiliate or a Franchisee at any time during the Noncompetition Period or in any manner induce or attempt to induce any employee of the Employer, an Affiliate or a Franchisee to terminate his employment therewith; or (ii) at any time during the Noncompetition Period, interfere with the business or contractual relationship or the prospective business relationship or advantage which the Employer, an Affiliate or any Franchisee has with any Person, including any Person who at any time during the Noncompetition Period was an employee, contractor, supplier, or customer of the Employer, an Affiliate or a Franchisee; or
               (c) during the Employment Period, engage in any Conflict of Interest.
          8.3 Enforceability; Notice. If any covenant in Section 8.2 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Executive. The period of time applicable to any covenant in Section 8.2 will be extended by the duration of any violation by the Executive of such covenant. The Executive will, while the covenant under Section 8.2 is in effect, give notice to the Employer, within ten (10) business days after accepting any other employment (including self-employment), of the identity of the Executive’s employer. Employer may notify such employer that the Executive is bound by this Agreement and, at the

Employer’s election, furnish such employer with a copy of this Agreement or relevant portions thereof.
     9. Equity Compensation.
          9.1 Stock Option Grant. The Executive shall receive nonqualified options to purchase (i) 263,000 shares of the Employer’s common stock, $.01 par value, at an exercise price equal to the market price per share on the date hereof, and (ii) 263,000 shares of the Employer’s common stock, $.01 par value, at an exercise price equal to $1.50 per share. Such nonqualified options shall vest and be subject to the terms and conditions of Nonqualified Stock Option Agreements of even date herewith. The nonqualified options granted at market price shall be administered under the provisions of the Employer’s Omnibus Equity Plan, except to the extent otherwise provided in the Nonqualified Stock Option Agreement relating thereto. Future stock options may be awarded to the Executive at the discretion of the Compensation Committee.
          9.2 Restricted Stock Grant. The Executive shall receive a restricted stock grant of 350,000 shares of the Employer’s common stock, $.01 par value. Such shares of restricted stock shall vest and be subject to the terms and conditions of a Restricted Stock Agreement of even date herewith.
          9.3 Purchase of Shares. The Executive shall have the opportunity to purchase from the Employer $100,000 of the Employer’s common stock, $.01 par value, at a purchase price per share equal to the average closing price on the “Pink Sheets” for the twenty (20) trading days following the public disclosure on SEC Form 8-K of this Agreement. Such purchase is contingent on the Executive being an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended, and shall be made pursuant to the Subscription Agreement attached hereto as Exhibit B.
     10. Insurance. The Employer may, for its own benefit, maintain “keyman” life and disability insurance policies covering the Executive. The Executive will cooperate with the Employer and provide such information or other assistance as the Employer may reasonably request in connection with the Employer obtaining and maintaining such policies, including, without limitation, consenting to any necessary medical examination or physical.
     11. General Provisions.
          11.1 Injunctive Relief; Specific Performance. The Executive acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of Section 7 or Section 8 would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently, the Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach of such sections or otherwise to specifically enforce any provision thereof, and the Employer will not be obligated to post bond or other security in seeking such relief.
          11.2 Covenants of Sections 7 and 8 are Essential and Independent. The covenants by the Executive in Section 7 and Section 8 are essential elements of this Agreement, and without the Executive’s agreement to comply with such covenants, the Employer would not have entered into this Agreement, offered employment to the Executive or offered the Executive the Salary and Benefits and other consideration provided hereunder. The Executive’s covenants in Section 7 and Section 8 are independent covenants and the existence of any claim by the Executive against the Employer under this Agreement or otherwise, or against any Affiliate of Employer, will not excuse the Executive’s breach of any covenant in Section 7 or Section 8. If the Executive’s employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Executive in Section 7 and Section 8.
          11.3 Representations, Warranties and Additional Covenants of the Executive. The Executive represents and warrants to the Employer that the execution and delivery by the Executive of this Agreement do not, and the performance by the Executive of the Executive’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Executive; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound. The Executive also covenants and agrees not to use the proprietary or confidential information (including trade secrets) of any prior employer or Affiliate thereof or any other party in the performance of his obligations under this Agreement.
          11.4 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.
          11.5 Binding Effect; Delegation of Executive’s Duties Prohibited. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives; provided, however, that the duties and covenants of the Executive under this Agreement, being personal, may not be delegated or assigned.
          11.6 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand to the address(es) below, or (b) one business day after deposit with a nationally recognized overnight delivery service (receipt and next day delivery requested), in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties):

If to Employer:	New Horizons Worldwide, Inc. 1900 S. State College Blvd. Suite 200 Anaheim, CA 92806 Attention: General Counsel

With a copy to:	Scott R. Wilson, Esq. Calfee, Halter & Griswold LLP 1400 McDonald Investment Center 800 Superior Avenue Cleveland, Ohio 44114

If to Executive:	Mark A. Miller 2 Sutley Drive Voorhees, New Jersey 08043

With a copy to:	William R. Sasso, Esq. Stradley Ronon Stevens & Young, LLP 2600 One Commerce Square Philadelphia, PA 19103
          11.7 Entire Agreement; Amendments. This Agreement, as it may be amended from time to time, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all other agreements or understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.
          11.8 Governing Law; Venue and Jurisdiction. If a proceeding or claim relating or pertaining to this Agreement is initiated by either party hereto, such proceeding or claim shall and must be filed in any state or federal court located in the State of Delaware, and such proceeding or claim shall be governed by and construed under Delaware law, without regard to its conflict of laws principles.
          11.9 Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.
          11.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

          11.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
          11.12 Acknowledgement. The Executive acknowledges and confirms that he has been represented by counsel in connection with the negotiation, execution and delivery of this Agreement and the Related Agreements.
(Signature Page Follows)

          IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date above first written above.

NEW HORIZONS WORLDWIDE, INC.
/s/ Curtis Lee Smith, Jr.
By: Curtis Lee Smith, Jr.
Its: Chairman of the Board
(“Employer”)

/s/ Mark A. Miller
Mark A. Miller
(“Executive”)